EXHIBIT 11




                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



                                                 Years Ended December 31,
                                         ------------------------------------
                                            2001         2000         1999
                                         ----------   ----------   ----------
 Numerator:
    Net Income                           $5,266,462   $3,249,919   $3,043,129
                                         ==========   ==========   ==========

Denominator:
    Denominator for basic earnings
        per share -- weighted average
        common shares outstanding         1,754,449    1,760,845    1,795,621

    Effect of dilutive securities:
        Officer stock option plan               693           --           --
                                         ----------    ----------   ----------

    Denominator for diluted earnings
        per share -- weighted average
        common shares outstanding and
        assumed conversions               1,755,142    1,760,845    1,795,621
                                         ==========   ==========   ==========

Basic earnings per share                 $     3.00   $     1.85   $     1.69
                                         ==========   ==========   ==========

Diluted earnings per share               $     3.00   $     1.85   $     1.69
                                         ==========   ==========   ==========